HeadFarm

Introducing HeadFarm's AI Recruiting Matchmaker: Your Path to Hiring The Right People.

Invest

$0.41 minimum investment

DEADLINE: February 14, 2025

in 2 months

UNIT PRICE
$0.41

TOTAL RAISED ON NETCAPITAL
$359

TOTAL RAISED THIS ROUND
$359

VALUATION THIS ROUND
$5,864,500

Reg CF offering provided by Netcapital Funding Portal Inc.

PROBLEM

Are you tired of the never-ending turnover in your company? Sick of facing repeated disappointments with mismatched candidates? Frustrated by the conventional job search process that fails to consider your unique strengths and qualities?

HeadFarm is here to disrupt the recruiting industry with our cutting-edge AI-driven recruiting platform. We understand the pain points faced by both hiring managers and job seekers in the traditional hiring process, and we're on a mission to change that.

Our Innovative IP Solution: Generative AI for Tailored Matches

At HeadFarm we leverage generative AI technology to go beyond the limitations of standard job descriptions and resume screenings. Our AI Recruiting Matchmaker is designed to asses not only the hard skills and experience but also the soft skills and cultural fit of candidates, ensuring that each match is ideal for both the company's mission and the individual's true north.

HOW HEADFARM SOLVES THE PROBLEM

For Employers:

We recognize the challenges faced by employers in finding candidates who truly align with their company's vision, values, and culture. With HeadFarm's AI Recruiting Matchmaker, you can bid farewell to the archaic hiring process. Our platform aims to empower employers to post job openings, explore candidate profiles, and make data-driven hiring decisions based on a holistic understanding of the potential candidates' abilities and personalities. Access a diverse pool of job seekers and uncover the right fit for your company and its mission.


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For Job Seekers:

Job hunting can be an overwhelming journey, but not with HeadFarm. Our personalized approach to job searching utilizes AI to match your skills, experience, and aspirations with your ideal role. Say goodbye to tedious interviews at companies that don't align with your values. Our AI-powered platform creates a comprehensive profile that showcases both your hard and soft skills. Explore job opportunities that match your criteria, and apply directly through our platform. Unlock opportunities with employers who understand your wants and needs, increasing your chances of finding the perfect match



MARKET OPPORTUNITY

The market potential for online global recruitment platforms is on the rise. In 2022, it reached around $43.2 billion and is projected to grow to $102 billion by 2030, with a CAGR exceeding 11%. HeadFarm is capitalizing on this burgeoning opportunity and is moving to the forefront of HR innovation.

BUSINESS MODEL

HeadFarm's AI Recruiting Matchmaker: Disrupt the Hiring Process with Comprehensive Alignment

In a world where HR departments slow down the hiring process and restrict both candidates and interviewers, HeadFarm breaks free from the norm. We believe in empowering individuals to create a comprehensive platform that aligns personal, social, and business beliefs between employers and candidates.

Freemium Model with Added Benefits:

At HeadFarm, we are committed to democratizing the hiring process and making it accessible to all. Our freemium model is designed to allow job seekers and employers to sign up for free and gain basic access to our AI-powered platform. Job seekers can create profiles, search for job opportunities, and apply to positions without any cost. Employers can post job openings, browse candidate profiles, and make initial connections with potential candidates at no charge.

Option for a Paid Subscription:

For those seeking a competitive edge and increased search reach, HeadFarm can offer a paid subscription plan. Subscribers would enjoy enhanced matching capabilities, expanding the potential for ideal matches between employers and job seekers. Our AI algorithms may provide tailored recommendations based on a more comprehensive analysis of the individual's unique strengths, preferences, and cultural fit.

Premium Subscription Perks:

Subscribers to our paid plan may have access to a host of premium benefits, such as priority placement in search results, advanced filtering options, and exclusive insights into the job market. With a premium subscription, job seekers can showcase their profiles to a wider range of employers, increasing their chances of landing their dream job. Similarly, employers may be able to access a broader pool of candidates with a higher degree of compatibility, ensuring a seamless hiring process.

Recruitment Consulting and Training:

HeadFarm is committed to going beyond just matching candidates and employers. We aim to offer additional services like recruitment consulting and training, equipping both job seekers and employers with the tools to succeed in today's dynamic job market. Our expert consultants may provide personalized guidance and strategies to enhance the hiring and job-searching experience.

Join the Future of Hiring with HeadFarm:

HeadFarm's freemium model with the option for a paid subscription ensures that our platform remains inclusive and accessible to all, while also providing advanced features for those who desire a deeper level of alignment and matching capabilities. With HeadFarm's AI Recruiting Matchmaker, say goodbye to the traditional hiring constraints and embrace a disruptive approach that puts the power of comprehensive alignment in your hands.

Join HeadFarm's AI Recruiting Matchmaker and unlock the potential of the future of hiring and job searching. Say goodbye to HR department bottlenecks, turnover and turn downs; embrace a world of ideal matches, where companies thrive, and individuals flourish. The future of hiring is here, and it's powered by HeadFarm.

TEAM



Bharath Karani

Technology

Bharath has more than four years of product development experience, including analyzing and designing applications. Previously, he was an Associate Software Engineer at INFOSYS, where he helped create an Advanced Vehicle Registration System for the California DMV. He attended the K.O.R.M. College of Engineering.



Michael X Burns

Manager

After building Stride, a national technical staffing company, Michael was recruited to help scale Rapid7. With his help the cyber security giant was able to IPO and foster a company culture that is stronger than ever today. Burns then founded MickTechnolgies, a multifaceted agency that has advised countless startups achieve meaningful exits in numerous markets such as San Francisco, Los Angeles, New York, Boston, Austin and London.

As Manager, his valuable knowledge as an operator and expertise in culture cultivation will be key in leading HeadFarm into the future and beyond.



Damien Gomez

VP of Marketing

Recently, as the VP of Marketing to one of the largest hemp wellness companies in the United States, Damien was responsible for the breadth of the company's DTC marketing strategy, planning, and execution. Focused on driving customer demand, loyalty, and while championing the lasting strength of each brand, he was vital in the digital and e-commerce evolution. In the U.S. alone, under Damien's leadership, he was able to meet the evolving needs of the massive consumer base, driving millions of visitors to his sites, resulting in over 100M in revenue in just under three short years. To build a more meaningful and impactful relationship with the younger audiences, through social platforms, he harnessed the power of these next-gen customers, creators, and collaborators to recommend, sell, and be rewarded for advocating for his products. Despite the post-pandemic conditions of the economy, with Damien stewarding the company's marketing efforts, at the conclusion of Q4 22, revenues were up 107% YoY. Due to his reputation as a strategic thinker and one who "moves the needle", Damien has been recognized as a marketing leader and has been featured in several podcasts, publications, and has presented as a keynote speaker at various expositions and events.

USE OF PROCEEDS

If the offering's maximum amount of $123,849 is raised:

Use	Value	% of Proceeds
Engineering & Development	$99,079	80.0%
General & Administrative Expenses	$18,702	15.1%
Intermediary fees	$6,069	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Membership Units, under registration exemption 4(a)(6), in HeadFarm, LLC. This offering must reach its target of at least $10,000 by its offering deadline of February 14, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,605,729 units
× $0.41 per unit

$5,988,349 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 14, 2023
- Form C/A on June 16, 2023
- Form C/A on June 21, 2023
- Form C/A on August 1, 2023
- Form C/A on August 11, 2023
- Form C/A on October 10, 2023
- Form C/A on July 25, 2024
- Form C/A on August 15, 2024
- Form C/A on September 26, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Sep 26, 2024 Filed Form C/A

Aug 15, 2024 Filed Form C/A

Jul 25, 2024 Filed Form C/A

Oct 10, 2023 Filed Form C/A

Aug 11, 2023 Filed Form C/A

Aug 1, 2023 Filed Form C/A

Jun 21, 2023 Filed Form C/A

Jun 16, 2023 Filed Form C/A

Jun 14, 2023 Primary offering of 302,070 units at $0.41

Jun 14, 2023 Filed Form C

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